                                                                    EXHIBIT 10.9

[BEACON LOGO]


                                 March 9, 1999

Mr. James McGonigle
28 Meadow Lane
Westford, MA 01886

Dear Jim,

Beacon Education Management hereby extends an employment offer to you pending the completion of a required background check, on the following terms and conditions:

POSITION:  Chief Financial Officer

LOCATION:  Westborough, MA

DATE:      Effective March 15, 1999

PRIMARY INITIAL FUNCTIONS:

[ ] Employee shall have the responsibility to manage the Company's financial operations, including but not limited to:

        --     Financial controls for the Company and the schools it manages.
        --     Compliance by the Company and the schools it manages with
               relevant laws and regulations that relate to the financial management of the school.
        --     Budgeting, cash flow management and investments.
        --     Real estate transactions and leases.
        --     Supervision of Accounting and Human Resources departments.
        --     Development of business plan.
        --     Liaison with banks and other financial institutions.
        --     All other aspects of the Company's daily financial operations.

[ ] Together with the Chairman, Chief Operating Officer and the Managing Members, Employee shall establish the business strategy of the Company;

[ ] Together with the Chairman, Chief Operating Officer and the Managing Members, Employee shall secure the financial resources to carry out the business plan of the Company;

[ ] Development of financial systems and controls for JCR and Associates and other Beacon affiliates, partnerships or entities where Beacon has ownership.


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[ ]      Employee shall perform such other duties which are required or assigned and which are reasonably within the scope of the duties enumerated above.

Employee's duties shall be subject to the direction and control of the Chief Operating Officer.

BASE SALARY: $115,000 per year

BONUS: Employee shall be eligible for a bonus of up to 5% of Employee's base salary, to be based upon the evaluation of Employee's contribution to the company by the Chief Operating Officer.

HEALTH INSURANCE Beacon will pay for 100% of Employee's health insurance premiums under the Employer's standard plan in accordance with the Company's standard policies.

401 K Company has established a 401(k) plan under which the company will contribute an amount equal to 4% of the employee's salary and, in addition, match any contribution by the employee up to 3% of the employee's salary. Thus, if the employee contributes 3%, the contribution by the company will be 7%, for a total of 10%. The 401(k) plan allows each employee to choose among several mutual fund managers for the investment of these retirement funds. Employees will accrue company retirement benefits from the date of employment and will be fully vested immediately.

EXPENSE REIMBURSEMENT Beacon pays for auto mileage at IRS approved rate, reasonable professional fees and subscriptions, reasonable out-of-pocket travel expenses during overnight travel (including motel/hotel and meals). All reimbursement are in accordance with Beacon's standard travel policies.

OWNERSHIP OPTIONS Employee will be granted 20,000 options on Points of Interest in the Company, which options shall vest in over a three year period in accordance with their terms of the company's option ownership plan.

SICK LEAVE: Twelve (12) paid days of sick leave per year will be provided to Employee as needed for valid medical reasons. Unused sick leave days during a year may be accumulated up to a maximum of 20 total days sick leave in any year. Employer will consider individual circumstances that may warrant sick leave in addition to the maximum provided hereunder.

DISABILITY INSURANCE Beacon will provide disability insurance that pays an employee who becomes disabled 60% of the employee's salary beginning 90 days after the disability and ending when the disability ends or at age 65, whichever occurs first.

Beacon will pay 60% of the employee's salary from the last vested benefit day up to the 90th day of disability.

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OTHER COMPANY BENEFITS AND POLICIES Other Company benefits and policies are outlined in the personnel manual, and all Company benefits and policies are subject to modification in the future.

SEVERANCE: In the event that the Employee's employment is terminated without cause then the Employer shall pay up to nine (9) months compensation and benefits after the effective date of termination. This severance will be paid on the Employer's regular pay schedule. Severance pay will end after eighteen pay periods or sooner if Employee accepts another offer of employment at an equal or higher rate of compensation.

In addition Employer will pay up to $10,000 in out placement services during this same nine month period.

EMPLOYMENT STATUS: Employee will be an "employee at will."

OFFICE Employee will be based at the Company's headquarters in Westborough, MA.

CONFIDENTIALITY/OWNERSHIP OF WORK PRODUCT As consideration for employment, Employee shall sign an agreement acknowledging the confidentiality of Beacon information and specifying Beacon as the owner of employee's work product. Employee will also need to sign an agreement acknowledging that Employee will not, during the term of employment, be in breach of any other contract or obligation that would affect Employee's ability to perform hereunder.

REPORTING: Employee will report to the Chief Operating Officer.

Sincerely


/s/ Michael B. Ronan
Michael B. Ronan
Chief Operating Officer

Please indicate your agreement by your signature below:


/s/ James W. McGonigle

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
                                   AGREEMENT


         This Agreement (the "Agreement") is made and entered into on the 17 day of March, 1999, by and between Beacon Education Management LLC ("Employer") and James McGonigle ("Employee").

         In consideration of Employee's employment by Employer, the parties agree as follows:

         1. Confidentiality. Employee agrees not to disclose, either during the time he/she is employed by Employer or following the termination of his/her employment hereunder to any person, firm, corporation or other entity, or use for Employee's own benefit whether or not for monetary gain, any confidential information ("Confidential Information") concerning the conduct or the business affairs of Employer, including, without limitation, trade secrets, now-how, inventions, curricula, customer and supplier lists, business plans, operational records, pricing policies, referral sources or organizations, marketing and sales plans, financial information, names, addresses, positions, salaries and other terms of employment of other employees of Employer. Employee acknowledges that all records, data, communications and other property of Employer entrusted or loaned to Employee or prepared by Employee during the term of this Agreement (including, but not limited to, any inventions, data, creations or other work product) are Employer's property and Employee agrees to return any material so loaned to or so prepared by Employee or Employer immediately upon termination of employment. For the purposes of this Agreement, Confidential Information does not include information that is or becomes part of the public domain, other than through Employee's action or inaction.

         2. Ownership of Work Product. As it relates to the business of Employer, Employer shall own, and Employee hereby transfers and assigns to Employer (to the extent proprietary), all rights of, in and to any material and/or ideas and all results and proceeds of employee's services to Employer, or conceived of or produced during Employee's employment, including but not limited to, any inventions, data, creations, copyrighted materials (which are works-made-for-hire), software programs or other work product (collectively, "Work Product"). Employee will execute and deliver to Employer such assignments, certificates of authorship or other instruments as Employer may require from time-to-time to evidence ownership of such Work Product.

         3. Non-Competition Covenant. During Employee's employment, Employee shall not engage in as a principal, agent, trustee, employee or stockholder or through the agency of any person, corporation, partnership, association or agent or agency, in any business in competition with the business conducted by the Employer or any of its affiliates at the time. During such period, Employee further agrees that he/she will not, either directly or indirectly, through any person, firm association, or corporation with which he/she is now or may hereafter become associated, cause or induce any present or future employee of the Employer or any if its affiliates to leave the employ of the Employer or any such affiliate to accept employment with Employee or with such person,


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association or corporation. Notwithstanding the above, Employee shall not be precluded from owning up to 5% of the outstanding capital stock of a competing business whose stock is traded on a national securities exchange or over the counter.

         4.       Non-Solicitation.  During Employee's employment and for one
(1) year thereafter, Employee shall not, directly or indirectly, individually or on behalf of any other person or entity, do any of the following:

                  (a) Call upon, solicit, or attempt to solicit Customers to transfer their patronage from Employer to any other business, firm or entity engaged in activities which are directly or indirectly competitive with those conducted by Employer;

                  (b) Aid or agree to aid any competitor, Customer or supplier of Employer in any attempt to hire any employee of Employer; or

                  (c) Induce or attempt to influence any person or business entity who is or was a Customer or supplier of Employer to transact business with a competitor of Employer or cease to do business, in whole or in part, with Employer.

         5. Law. The validity and construction of this Employment Agreement shall be determined according to the laws of the State of Massachusetts.

         6. Definition of "Customer". For the purposes of this Agreement, "Customer" means any individual or entity (including, without limitation, any school, educational board, or educational institution, Employee, or Employee consulting group) to whom Employer directly or indirectly provides, either currently or at any time during Employee's employment, any management services (without regard as to whom is billed for such services). "Customer" shall also include any individual or entity actively solicited by Employer during Employee's employment.

         7. Injunctive Relief. Employee acknowledges and agrees that any breach of this Agreement could be expected to cause irreparable harm and injury to Employer's goodwill and competitive position and that the remedy at law for any breach of the provisions in this Agreement shall be inadequate.
Accordingly, Employee covenants and agrees that Employer shall, in addition to other rights or remedies which it may have, be entitled to such equitable and temporary or permanent injunctive relief to restrain Employee from any violation of such provisions. Such right to obtain equitable and injunctive relief may be exercised, at the option of Employer, concurrently with, prior to, after or in lieu of, the exercise of any other rights or remedies Employer may have as a result of such breach or threatened breach. The pursuit of one of such remedies at any time shall not be deemed an election of remedy or waiver of the right to pursue any of the other of such remedies.


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

                                    James McGonigle, EMPLOYEE


                                    /s/ James McGonigle
                                    -------------------------------------------

                                    Date: 3/15/99
                                          -------------------------------------



                                    BEACON EDUCATION MANAGEMENT LLC


                                    By: /s/ Michael B. Ronan
                                       ----------------------------------------

                                    Date: 3/15/99
                                          -------------------------------------


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            CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE OF
                                   ALL CLAIMS


         This Confidential Separation Agreement and General Release of All Claims (the "Separation Agreement") is made as of the 9th day of October 2000, by and between Beacon Education Management, Inc. (the "Company"), and James McGonigle ("Employee"). This Separation Agreement supercedes in its entirety, the Employment Agreement between the Company and the Employee dated March 9, 1999 (the "Employment Agreement").

                                    RECITALS

         WHEREAS, the Company and Employee entered into the Employment Agreement, effective March 9, 1999 which provided Employee with certain benefits and rights in exchange for serving in the position of Chief Financial Officer of the Company;

         WHEREAS, the Employee acknowledges that the Company is desirous of reaching a separation agreement covering the terms of the employee's voluntary separation from the Company due to a change in the duties and responsibilities of the position held by the employee; and

         WHEREAS, for sound business reasons and in the best interests of both parties, the parties mutually agree that Employee shall resign his position effective October 31, 2000, and terminate the Employment Agreement and in connection therewith, the parties shall mutually release each other from all obligations arising thereunder.

         THE PARTIES HEREBY AGREE, in consideration of the foregoing and for mutual consideration, the sufficiency and receipt of which is hereby acknowledged, to the following terms, conditions and obligations, as follows:

TERMINATION OF THE EMPLOYMENT AGREEMENT. The parties hereby terminate the Employment Agreement effective as of October 31, 2000. Prior to October 31, 2000, Employee shall devote his full business time and attention to the duties of the position, under the direction of the Company's Chief Operating Officer, and shall perform his duties in a professional manner, with the skill and care which would be exercised by comparable qualified professionals performing similar services.


2. CONSIDERATION. (a) In exchange for the Company's release and covenants herein, Employee agrees to forego any benefits to which he may have been entitled to receive under the Employment Agreement, including but not limited to any severance pay or benefits. Employee further agrees to execute a letter of resignation, as shown in Exhibit A.

         (b) In exchange for Employee's release and covenants herein, the Company agrees to pay and provide severance benefits as follows:


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                  (i)      $86,250 paid in 18 equal installments on the l5th and
the last day of each month, beginning November 15, 2000 and ending August 15, 2001 (Amended on October 31, 2000 to read, ("July 31, 2001)) from which all necessary deductions, to the extent and in the same manner as such deductions (including medical, disability and dental) have been taken prior to this Separation Agreement, will be taken. Subparagraph (iv) below details the insurance payments, deductions, and benefits. Such payments shall be made in accordance with the Company's regular payroll cycle and subject to the offset provisions of the original employment agreement dated March 9, 1999. If Employee accepts another offer of employment at a rate equal to or higher than $115,000.00 per year, then payments from Company shall cease as of Employee's first day of employment with another company. If Employee accepts another offer of employment at a rate below $115,000 per year, then remaining payments shall be appropriately pro-rated. Employee acknowledges that Employee has an affirmative duty to notify Company if Employee accepts another offer of employment. On or before November 30, 2000, Employee will also be paid for any unused vacation days that have been accrued as of October 31, 2000.

                  (ii) Contingent upon Employee achieving the objectives set herein below, Beacon shall extend the date through which Employee is eligible to exercise his stock options that are vested as of September 30, 2000 under the Company's 1996 plan. Such date shall be extended from October 31, 2000 to October 31, 2001.

                                Objectives: Obtaining by October 31, 2000 signed agreements with qualified financial institutions to provide financing on terms reasonably acceptable to the Company, through its Chief Operating Officer for all necessary facility improvements, equipment, technology and furniture for the following schools: Thurgood Marshall Academy, St. Louis Charter School, Ethel Hedgeman Lyle Academy, South Buffalo Charter School, Lowell Community Charter School, Central New York Math and Science Charter School, Pontiac Academy of Excellence and Conner Creek Academy - Warren. In addition the Employee will provide a detailed roll out plan for the new 401 K plan that insures that plan consolidation will be completed by the date required by the IRS.

Employee and Company acknowledge that, as of October 31, 2000, Employee has vested options to purchase 26,667 shares at an exercise price of $2.64 per share; and

                  (iii) Up to $10,000 for out placement services payable to a third party upon invoicing to Beacon for these services, if such services are used within a 9 month period after the effective date of this termination.

                  (iv) Employer will continue to provide the same health and dental benefits as when Employee was regularly employed by Employer. Employer will pay the same amount and portion of the cost of Employee's health and dental insurance as was paid by Employer immediately prior to the termination of Employee's employment with Employer. Upon Employee becoming eligible to receive health and/or dental benefits, regardless of the cost to Employee, from any other employer, then Employer's obligation to continue Employee's health


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

and/or dental benefits will immediately cease. Employee affirmatively promises to notify Employer as soon as Employee knows of the date when Employee becomes eligible under another health and/or dental plan. In no event shall Employer's obligation under this subparagraph (iv) continue passed the time when Employer is obligated to make payments to Employee under subparagraph (i) above. At such time as Employer's obligations under this paragraph cease, Employee will be able to continue Employee's health and/or dental coverage, at Employee's sole expense, under the terms of the COBRA law.


         The severance payments provided as described in this Section 3(b) are referred to collectively as the "Severance Benefits." Employee will not be entitled to the payment or accrual of any additional compensation or benefits from the Company, or its subsidiaries or affiliates, except as provided in this Agreement. Employee acknowledges that these Severance Benefits are in replacement of any pay or benefits to which he would otherwise be entitled.

3.       EMPLOYEE'S RELEASE.

         (a) In consideration for the Severance Benefits as set forth in this Agreement, Employee agrees to release the Company its affiliates and all of their officers, directors, employees, shareholders and agents from all claims or causes of action of whatever nature that Employee now may have or may arise at a later date and that Employee either knows about or hereafter may learn about arising from or during the Employee's employment, resulting from the termination of Employee's employment, or occurring prior to the parties entering into the Employment Agreement. This means that Employee cannot and will not file any claim, charge, or lawsuit for the purpose of obtaining any monetary award above and beyond the amounts provided for in this Agreement, reinstatement of his employment, or any equitable relief. The Employee also agrees that he will make no statement to any third party, orally, in writing, or electronically, which might hurt the reputation of the Company or otherwise be considered a negative remark or statement about the Company. The Employee will make no comments or statements, which might be considered to be disparaging to the Company or any of its employees, agents, or representatives. The Company will make no comments or statements to any third party who might be considered to be disparaging to the Employee or which would hurt the reputation of the Employee.

         (b) Employee acknowledges that this General Release includes, but is not limited to, all claims arising under federal, state or local laws prohibiting employment discrimination and all claims growing out of any legal restrictions on the Company's right to terminate its employees including any breach of contract claims. This General Release also specifically encompasses all claims of employment discrimination based on race, color, religion, sex, and national origin, as provided under Title VII of the Civil Rights Act of 1964, as amended, all claims of discrimination based on age, as provided under the Age Discrimination in Employment Act of 1967, as amended, all claims under the Employee Retirement Income Security Act (ERISA), all claims under the Family and Medical Leave Act (FMLA), and all claims of employment discrimination under the Americans with Disabilities Act (ADA) as well as claims under state law as provided under the Massachusetts Fair Employment Practice Act and any other applicable state laws concerning his employment. This General Release further specifically encompasses all


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

claims related to compensation, benefits, incentive packages or any other form of compensation Employee may or may not have received during his employment.

         (c) Employee intends this Agreement to be binding upon himself, his estate, his heirs and assignees. Employee understands and agrees that if Employee breaches this Agreement or if he files any claim or lawsuit against the Company seeking any equitable relief, all payments and benefits provided herein shall cease, and Employee or such Employee's estate shall be required to reimburse the Company for all payments and benefits Employee received under this Agreement prior to such time, including attorneys' fees incurred by the Company.

         (d) The Company agrees that the information provided as a result of third party reference inquiries regarding employment with the Company shall be consistent with Exhibit B. All calls will be referred to the President and COO.

4. CONFIDENTIALITY. (a) The Company and Employee agree to maintain absolute confidentiality and secrecy concerning the terms of this Termination Agreement and will not reveal, or disseminate by publication in any manner whatsoever this document or any matters pertaining to it to any other person, including but not limited to any past or present employee of the Company or any media representative except as required by legal process. This confidentiality provision does not apply to communications necessary between immediate family members or legal and financial planners or tax preparers who are also bound by this confidentiality agreement. The parties agree that should a party breach this confidentiality provision, the other party is entitled to bring legal action for all damages as well as attorneys? fees incurred in the bringing of such an action.

         (b) In further consideration of the Company's payments to Employee, Employee agrees that from the date of the termination of the Employment Agreement, Employee agrees to hold in strict confidence and not to disclose to any third party any of the valuable, confidential, and proprietary business, financial, technical, economic, sales, and/or other types of proprietary business information relating to the Company and/or any other entity owned by or affiliated with the Company (including all trade secrets), in whatever form, whether oral, written, or electronic (collectively, the "Confidential Information"), to which Employee has, or is given (or has had or been given), access as a result of his employment by the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales, or other valuable aspects of the Company's business and trade, including, without limitation, technologies, products, processes, plans, clients, personnel, operations, and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of the Employee; (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (c) is reasonably believed by Employee, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Employee; provided, that in the case of clauses (b) or (c), Employee shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit


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the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

5. RETURN OF COMPANY PROPERTY. Promptly upon termination of the Employment Agreement. Employee or Employee's personal representative shall return to the Company (a) all Confidential Information; (b) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials, and other data or property delivered to or compiled by Employee by or on behalf of the Company, or its representatives, vendors, or customers that pertain to the business of the Company, whether in paper, electronic, or other form; and (c) all keys, credit cards, telephones, pagers, computers, vehicles, and other property of the Company. Employee shall not retain or cause to be retained any copies of the foregoing. Employee hereby agrees that all of the foregoing shall be and remain the property of the Company, as the case may be, and be subject at all times to their discretion and control.

6. CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. This Agreement and its subject matter have substantial contacts with Massachusetts and all actions, suits, or other proceedings with respect to this Agreement shall be brought in the United States District Court having jurisdiction in Worcester County, Massachusetts, or in the Massachusetts Court having jurisdiction over that County. In any such action, suit, or proceeding, such court shall have personal jurisdiction of all the parties hereto, and service of process upon them under any applicable statutes, laws and rules shall be deemed valid and good.

7. EMPLOYEE ACKNOWLEDGMENTS. Employee acknowledges that he has read the terms of this Termination Agreement and that he understands the terms and effects, including the fact that he has agreed to release and forever discharge the Company from any legal action arising out of his employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship. He further acknowledges that he signed this Termination Agreement voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges as adequate and satisfactory to him. EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND HAS BEEN GIVEN SUFFICIENT TIME TO DO SO. Employee further acknowledges that he has had a period of twenty-one (21) days within which to consider this Agreement. This Agreement may be revoked by Employee at any time during the seven (7) day period beginning on the date that he has signed it. This Agreement shall not become effective if he revokes the Agreement during the seven-day period and will not become effective otherwise until after expiration of the seven-day period.

8. MARCH 17, 1999 AGREEMENT. The Company and the Employee agree that the provisions of the March 17, 1999 Agreement between the Company and Employee, concerning Confidentiality, Ownership of Work Product, Non-Competition Covenant, and Non-Solicitation, remains in full force and effect. Employee acknowledges that the terms of the March 17, 1999 Agreement are reasonable and that he will not challenge the validity of the March 17, 1999 Agreement. Any terms of the March 17, 1999 Agreement pertaining to compensation, benefits, and work responsibilities are superceded by this Separation Agreement.


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

9. WAIVER OF RIGHT OF RE-EMPLOYMENT. Employee agrees that he forever waives and relinquishes any and all claim, right, or interest in reinstatement or future employment that he presently has or might in the future have with the Company. Employee agrees that he will not seek employment with the Company in the future.

10. EFFECTIVE DATE. This Termination Agreement shall not become effective if revoked by Employee during the seven-day revocation period and will not become effective until after expiration of the seven-day period.


      [Remainder of page left intentionally blank, signature page follows]


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


DATED THIS 10th day of October, 2000.


                                            BEACON EDUCATION MANAGEMENT, INC.



                                            By:      /s/ Michael B. Ronan
                                                -------------------------------
                                            Name:    Michael B. Ronan
                                                  -----------------------------
                                            Title:            COO
                                                   ----------------------------



                                            James McGonigle


                                               /s/ James McGonigle
                                            -----------------------------------


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